                              ASSET SALE AGREEMENT
                                 BY AND BETWEEN
                   MEDIQ MANAGEMENT SERVICES, INC., AS SELLER
                                      AND
                      ZURBRUGG MEMORIAL HOSPITAL, AS BUYER

DATED AS OF: September 30, 1994

                               TABLE OF CONTENTS

 PARAGRAPH
    NO.       TITLE                                                                                             PAGE
- ------------  ---------------------------------------------------------------------------------------------     -----
1             Transfer of Assets...........................................................................           2
2             Purchase Price...............................................................................           2
3             Assumption of Obligations of Seller..........................................................           5
4             Representations and Warranties of Seller.....................................................           5
5             Obligations and Covenants of Seller..........................................................           8
6             Representations and Warranties of Buyer......................................................           9
7             Conditions Precedent to Obligations of Buyer.................................................          10
8             Conditions Precedent to Obligations of Seller................................................          13
9             Closing......................................................................................          14
10            'AS IS' Purchase.............................................................................          15
11            Additional Covenants.........................................................................          16
12            Survival of Representations..................................................................          19
13            Indemnification..............................................................................          19
14            Termination..................................................................................          23
14A           Restrictive Covenant.........................................................................          24
15            General Provisions...........................................................................          25

                                    EXHIBITS

9(b)(iii)  Seller Management Agreement
11(a)      Prepaid Expenses

                              ASSET SALE AGREEMENT

     THIS ASSET SALE AGREEMENT ('Agreement') is made and effective as of the 30th day of September, 1994 by and between MEDIQ Management Services, Inc., a Delaware corporation ('Seller') and Zurbrugg Memorial Hospital, a New Jersey non-profit corporation ('Buyer'), with reference to the following facts:

                              W I T N E S S E T H:

     WHEREAS, Seller owns and operates a business in connection with the management of a certain lithotripsy center (the 'Center') located in Marlton, New Jersey; and

     WHEREAS, by Agreement dated June 4, 1985 as amended by addendums dated 1986 and January 20, 1989 (the 'Management Agreement') by and between Seller and Jersey Kidney Specialists, P.A. ('JKS') Seller agreed to provide certain management services, a lithotripter (the 'Lithotripter') and other equipment, leased space and leasehold improvements to JKS with respect to the operation of the Center; and

     WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of Seller's right, title and interest with respect to the Management Agreement on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals, and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. TRANSFER OF ASSETS

     (a) Transferred Assets. At the Closing (as hereinafter defined in paragraph
9), for the consideration hereinafter provided, Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller with respect to the Management Agreement as of the date of Closing (the 'Assets').

     (b) Retained Assets. At the Closing, Seller shall retain all accounts receivable with respect to the performance of services under the Management Agreement through the Effective Date.

2. PURCHASE PRICE

     (a) The purchase price (the 'Purchase Price') to be paid by Buyer to Seller for the Assets shall be Seven million ($7,000,000) dollars.

     (b) At the Closing:

          (i) Buyer shall wire transfer immediately available funds to an account designated by Seller in the amount of Four million ($4,000,000) dollars; and

          (ii) Buyer shall remit to Seller an amount equal to all sales tax, if any, due and payable in connection with the transactions contemplated herein.

     (c) The balance of the Purchase Price shall be paid by Buyer to Seller as follows:

          (i) From the Annual Net Pre-Tax Earnings (as defined in subparagraph 2(c)(iv) below) derived from the operations of the Center subsequent to the Effective Date, during each twelve-month period (each a 'Payout Year') commencing on the day after the Effective Date (as defined in paragraph 9) and each anniversary thereof: (A) Buyer shall retain the initial One million ($1,000,000) dollars; (B) the next Five hundred thousand ($500,000) dollars shall be paid by Buyer to Seller; and (C) all amounts in excess of One million five hundred thousand ($1,500,000) dollars shall be divided equally between Seller and Buyer. In no event, however, shall the aggregate amount paid by Buyer to Seller pursuant to this subparagraph 2(c)(i) exceed Three million ($3,000,000) dollars (the 'Maximum Amount').

          (ii) All amounts due from Buyer to Seller pursuant to this subparagraph 2(c) shall be paid within sixty (60) days of the end of each quarter of each Payout Year. In the event that a payment hereunder is not made in a timely fashion and such breach continues for a period of twenty
     (20) days or more after written notice from Seller, the balance due, pursuant to this subparagraph 2(c), of the Maximum Amount shall immediately become due and payable in full.

          (iii) Buyer shall cause the business activities and operations of the Center subsequent to the Effective Date to be accounted for separately from any other business activities and operations of Buyer, its parent, affiliates and subsidiaries.

          (iv) Annual Net Pre-Tax Earnings shall be computed in accordance with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, in the computation of Annual Net Pre-Tax Earnings, for purposes of this paragraph 2, there shall be excluded from consideration, either as income or expense: (A) depreciation; (B) any management fees, allocation of administrative overhead or other similar or dissimilar charges by Buyer or any subsidiary, or parent of Buyer or any person or entity affiliated with Buyer, or any allocation with respect to the operations of the Center of any sum for legal or accounting services, other than, as to each of the foregoing, charges for such services actually rendered; (C) amortization of goodwill arising out of the transactions contemplated by this Agreement; (D) extraordinary or non-recurring items; or (E) interest or other charge for the use of funds.

          (v) The computation of Annual Net Pre-Tax Earnings shall be made by Buyer, and certified by Buyer's regularly employed independent certified public accountants.

          A copy of the computation shall be delivered by Buyer to Seller within sixty (60) days of the end of each quarter of each Payout Year together with the amount, if any, then due from Buyer to Seller.

          (vi) Any dispute between the parties regarding the computation of Annual Net Pre-Tax Earnings shall be resolved by arbitration before a single arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All expenses of the arbitrator shall be shared equally by the parties.

3. ASSUMPTION OF OBLIGATIONS OF SELLER

     Except as set forth in the Seller Management Agreement (as defined in subparagraph 9(b)(iii)), Buyer shall not assume or become obligated with respect to any obligation or liability of Seller (the 'Excluded Liabilities'), including, without limiting the generality of the foregoing, the following: obligations arising from the breach by Seller on or prior to the Effective Date of any term, covenant or provision of any of contract or other obligations of Seller now existing or which may hereafter exist by reason of, or in connection with, any alleged misfeasance or malfeasance of Seller on or prior to the Effective Date. The Excluded Liabilities shall remain the sole responsibility of Seller.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

          (a) Organization of Seller. Seller is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is authorized to exercise its corporate powers, rights and privileges in the State of New Jersey and has full corporate power to carry on its business as presently conducted and as will be conducted through the Closing and to own or lease and operate its properties and assets now owned or leased and operated by it.

          (b) Authority. Seller has the full corporate power and authority to execute, deliver and perform the obligations and covenants set forth in this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller and no further corporate action is necessary on the part of Seller to make this Agreement binding upon Seller in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller.

          (c) Title to the Assets. Seller has title to the Assets free and clear of all liens, encumbrances, covenants, conditions, restrictions, charges or other rights, claims or interests of any third party whatsoever.

          (d) Third Party Rights. Except for the consent of JKS pursuant to paragraphs 10 and 11 of the Management Agreement, as of the Closing Seller may transfer and assign to Buyer all of its right, title and interest in and to the Assets, without obtaining the consent or approval of any other person or party.

          (e) Litigation. There are no actions, suits, claims or proceedings pending, or to the current actual knowledge of Seller, threatened against or affecting the Assets (including the Management Agreement) or Lithotripter at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, agency or instrumentality.

          (f) Compliance with Laws. Seller has managed the Center in compliance in all material respects with all applicable laws and regulations and the Management Agreement.

          (g) Employees. (i) Seller is not a party to any agreement with any union, trade association or other employee organization with respect to the employees of Seller located at the Center, (ii) there are currently no union disputes, grievances, charges, complaints or proceedings involving the employees of Seller located at the Center, (iii) no demand has been made for recognition by a labor organization with respect to any employees of Seller located at the Center, and (iv) no union organizing activities by or with respect to any such employees are taking place.

          (h) Brokers. Seller has not employed, contracted for the services of or authorized any broker, finder or investment banker with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby, and Seller shall be solely responsible for any fees or commissions payable to any such broker, finder or investment banker by reason of the actions (or alleged actions) of Seller.

          (i) Condition of the Lithotripter. Seller has performed all necessary routine maintenance on the Lithotripter. At the Closing the Lithotripter will be in proper operating condition.

5. OBLIGATIONS AND COVENANTS OF SELLER

     Seller hereby covenants and agrees as follows:

          (a) Conduct of Business. From the date hereof to the Closing Date, Seller agrees that, with respect to its management activities at the Center, unless Buyer otherwise consents in writing Seller shall operate its business with respect to the Center as presently operated and only in the ordinary course, and, consistent with such operation, will comply in all material respects with all applicable legal and contractual obligations; provided, however, that Seller may terminate prior to the Closing Date any contract that it does not consider material to the operations of the Center, and any change in the management activities of Seller with respect to the Center as a result of such termination shall not constitute a violation of this paragraph 5(a).

          (b) Access and Information. Subject to the provisions contained in paragraph 11(c) hereof, Seller shall afford Buyer and the counsel, accountants and other representatives of Buyer reasonable access, throughout the period from the date hereof to the Closing, to the Assets and Lithotripter and all the books, contracts, commitments, tax returns, reports and records of Seller relating to the Assets. Such access shall be afforded after no less than 24 hours prior notice, during normal business hours and only in such manner so as not to disturb patient care or to interfere with the normal operations of the Center; provided, however, that, notwithstanding the foregoing, without first obtaining the written consent of Jo Surpin, neither Buyer nor its counsel, accountants or other representatives shall tour or visit the Center or contact any of the employees, personnel or medical staff of the Center or of Seller. Seller's covenants under this paragraph 5(b) are made with the understanding that Buyer shall use all such information in compliance with all laws.

          (c) Consent of Others. As soon as reasonably practicable after the date hereof, and in any event prior to the Closing, Seller shall use its reasonable commercial efforts to obtain the consents required to be obtained by Seller hereunder of all necessary persons and entities to the consummation of the transactions contemplated hereunder, including, without limitation, the third-party consents specified in paragraph 4(d). Seller shall have no liability to Buyer if, after using its reasonable commercial efforts, it is unable to obtain any of the consents referred to in the first sentence of this paragraph.

6. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

          (a) Organization. Buyer is a corporation duly incorporated, duly organized and validly existing under the laws of, and is authorized to exercise its corporate powers, rights and privileges in, the State of New Jersey, and has full corporate power to carry on its business as contemplated hereby.

          (b) Authority. Buyer has the full corporate power and authority to execute, deliver and perform the obligations and covenants set forth in this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated herein have been duly authorized by the Board of Directors of Buyer, and no further corporate action is necessary on the part of Buyer to make this Agreement binding upon Buyer in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any law applicable to Buyer, or
     (ii) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Buyer.

          (c) Brokers. Buyer has not employed, contracted for the service of or authorized any broker, finder or investment banker with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby, and Buyer shall be solely responsible for any fees or commissions payable to any such broker, finder or investment banker by reason of the actions (or alleged actions) of Buyer.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement are subject to the satisfaction or Buyer's waiver in writing, at or prior to the Closing, of each of the following conditions:

          (a) Accuracy of Warranties and Representations. Each of the representations and warranties of Seller set forth in this Agreement and in the Exhibits attached hereto shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except as to changes occurring in the ordinary course of business of the Seller and/or Center after the date of this Agreement and not materially adversely affecting the Assets.

          (b) Performance of Obligations. Seller shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing.

          (c) Third Party Consents. Seller shall have received all requisite consents, approvals and authorizations of third parties as specified in paragraph 4(d).

          (d) Instruments of Transfer. At the Closing, Seller shall have delivered to Buyer such instruments of transfer, conveyance and assignment as are reasonably requested by Buyer and reasonably satisfactory to counsel for Buyer and Seller and which shall be effective to vest in Buyer title to the Assets.

          (e) Seller Management Agreement. At the Closing the parties shall have entered into the Seller Management Agreement referenced in subparagraph 9(b)(iii).

          (f) Officer's Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing, executed by its President or any Vice President, on behalf of Seller (and not in such person's individual capacity), stating that as of the Closing (i) Seller knows of no facts except as specifically disclosed in writing in such certificate which would cause Seller to be in breach of any of its representations and warranties hereunder, and (ii) Seller has duly performed all obligations and covenants to be performed by it hereunder.

          (g) Certified Resolutions. Copies of the following shall have been delivered to Buyer: (i) the resolutions of the Board of Directors of Seller authorizing the execution of this Agreement and the performance of the transactions contemplated herein which shall be certified as true, correct and effective as of the Closing Date by the Secretary or Assistant Secretary of Seller, and (ii) an incumbency certificate from Seller which shall be certified as true, correct and effective as of the Closing Date by the Secretary or Assistant Secretary of Seller.

          (h) Condition of the Center and Lithotripter. At the Actual Closing Date no casualty shall have occurred with respect to the Center or Lithotripter such as would render the Center inoperable for a period in excess of ninety (90) days.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are subject to the satisfaction or Seller's waiver in writing, at or prior to the Closing, of each of the following conditions:

          (a) Accuracy of Warranties and Representations. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date.

          (b) Performance of Obligations. Buyer shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing.

          (c) Payment of Purchase Price. Buyer shall have delivered, or caused to be delivered, to Seller at the Closing (i) the immediately available funds described in subparagraph 2(b)(i) and (ii) all other documents and instruments to be delivered to Seller pursuant hereto.

          (d) Seller Management Agreement. At the Closing, the parties shall have entered into the Seller Management Agreement referenced in subparagraph 9(b)(iii).

          (e) Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing, executed by its President or any Vice President, on behalf of Buyer (and not in such person's individual capacity), stating that as of the Closing (i) Buyer knows of no facts except as specifically disclosed in writing in such certificate which would cause Buyer to be in breach of any of its representations and warranties hereunder, and (ii) Buyer has duly performed all obligations and covenants to be performed by it hereunder.

          (f) Certified Resolutions. Copies of the following shall have been delivered to Seller: (i) the resolutions of the Board of Directors of Buyer authorizing the execution of this Agreement and the performance of the transactions contemplated herein, which shall be certified as true, correct and effective as of the Closing Date by the Secretary or Assistant Secretary of Buyer, and (ii) an incumbency certificate of Buyer which shall be certified as true, correct and effective as of the Closing Date by the Secretary or Assistant Secretary of Buyer.

9. CLOSING

     (a) The Closing shall take place on September 23, 1994, at a time and a place mutually agreeable to the parties. The date on which the Closing actually occurs shall be referred to herein as the 'Actual Closing Date'. Notwithstanding anything to the contrary contained herein, the Closing shall be deemed effective for all purposes as of the close of business on September 30, 1994 (the 'Effective Date').

(b) Deliveries at Closing. At the Closing, Buyer shall cause the portion of the Purchase Price referred to in subparagraph 2(b)(i) to be wired to the account designated by Seller and, upon oral confirmation from the sending bank that said wire transfer has commenced, the parties shall take the actions set forth below:

          (i) Seller. Seller shall deliver to Buyer the instruments of transfer, conveyance and assignment as described in Paragraph 7(d) and the other agreements, documents and instruments referred to in Paragraph 7.

          (ii) Buyer. Buyer shall deliver to Seller the agreements, certificates, documents and instruments referred to in Paragraph 8. Buyer shall also deposit with Seller an amount equal to all sales tax owed by Buyer in connection with the transactions contemplated herein.

          (iii) Seller Management Agreement. The parties shall enter into the management agreement ('Seller Management Agreement') attached hereto and made a part hereof as Exhibit 9(b)(iii) whereby Seller shall manage the operations of the Center for Buyer until such time as the payments made by Buyer to Seller pursuant to subparagraph 2(c) above shall equal Three million ($3,000,000) dollars.

10. 'AS IS' PURCHASE

     Buyer acknowledges and agrees (and upon which Seller shall have materially relied in selling the Assets at the Purchase Price and on the other terms and conditions herein set forth) that prior to the execution of this Agreement Buyer shall have inspected the Assets and Lithotripter and conducted its due diligence regarding the transactions contemplated herein. Upon the Closing, Buyer shall conclusively be deemed to have been satisfied with the results of said inspection. Based on its inspection, Buyer is purchasing the Assets on an 'AS IS' basis and in 'WITH ALL FAULTS' condition and Seller makes no warranty, whether expressed or implied, regarding the Assets except as specifically set forth in this Agreement.

11. ADDITIONAL COVENANTS

     The following provisions shall apply, and the following actions shall be taken, prior to or subsequent to the Closing:

          (a) Prepaid Expenses. Exhibit 11(a) describes certain prepaid expenses (including credits with Dornier Company) that Seller has incurred in connection with the operation of the Center through August 31, 1994. Seller hereby grants to Buyer the right to use said prepaid expenses in connection with the operations of the Center subsequent to the Closing. Buyer agrees that as said prepaid expenses are utilized by Buyer, or on behalf of Buyer, it shall reimburse Seller an amount equal to the amount so utilized.

          (b) Further Assurances. From time to time, at the request of either party, whether on or after the Closing, without further consideration, either party, at its expense and within a reasonable amount of time after request hereunder is made, shall execute and deliver such further instruments of assignment and transfer and take such other action as may be reasonably required to more effectively assign and transfer the Assets to Buyer or the payment of the Purchase Price to Seller or any amounts due from one party to the other pursuant to the terms of this Agreement.

          (c) Preservation of Records: Access by Seller. For the five-year period commencing on the Closing Date, Buyer shall maintain at its expense all records relating to the Center, the Management Agreement, the Assets and the Lithotripter existing as of the Closing Date which are delivered to Buyer by Seller. After the Closing, Buyer shall make such records available for use by Seller as needed for any lawful purpose, and Buyer shall instruct its appropriate employees to cooperate in providing access to such records to Seller and its authorized representatives as contemplated herein. Access to such records shall be during normal business hours, with reasonable prior written notice to Buyer of the time when such access shall be needed. Seller's employees, representatives and agents shall conduct themselves in such a manner so that Buyer's normal business activities shall not be unduly or unnecessarily disrupted. After the expiration of the aforementioned five-year period, Buyer shall not, without ninety (90) days prior written notification to Seller (the 'Destruction Notice') destroy any such records. Within eighty (80) days of the receipt of the Destruction Notice, Seller shall have the right, at its own expense, to require Buyer to deliver any such records to Seller.

          (d) Confidentiality. The parties hereto recognize and agree that all information, instruments, documents and details concerning the business of Buyer and Seller and the transactions contemplated herein are strictly confidential, and Seller and Buyer expressly covenant and agree with each other that they will not, nor will they allow any of their respective officers, directors, employees or agents to, reproduce, distribute or disclose any matters relating to the business of the other or to this Agreement, its negotiation, terms, provisions or conditions, including Purchase Price, except as may be reasonably necessary to effectuate the transactions contemplated hereby and in a manner consistent with the provisions of this Agreement; provided, however: (i) neither party shall be prohibited from making any public announcement or other disclosure required by Law of its sale or acquisition of the Assets, including such details as to price, terms and the like as may be required, provided the other party is notified prior to such announcement or disclosure and approves the form and content of the same, which approval shall not be unreasonably withheld, and (ii) either party shall be entitled to disclose any information which is required or ordered by any court or other official authority. Each party shall keep all information obtained from the other either before or after the date of this Agreement confidential, and neither party shall reveal such information to, nor produce copies of any written information for, any person outside its management group or its professional advisors without the prior written consent of the other party, unless such party is compelled to disclose such information by judicial or administrative process or by any other requirements of law. If the sale contemplated by this Agreement should fail to close for any reason, each party shall return to the other as soon as possible all originals and copies of written information provided to such party by or on behalf of the other party and none of such information shall be used by either party, or their employees, agents or representatives in the business operations of any person. Notwithstanding the foregoing, each party's obligations under this Paragraph 11(d) shall not apply to any information or document which is or becomes available to the public other than as a result of a disclosure by the other party in violation of this Agreement or other obligation of confidentiality under which such information may be held or becomes available to the party on a non-confidential basis from a source other than the other party or its officers, directors, employees or agents. The parties' obligations under this Paragraph 11(c) shall survive the termination of this Agreement.

12. SURVIVAL OF REPRESENTATIONS

     Notwithstanding any investigation made by Seller or Buyer, subject to the provisions of Paragraph 13(d), the representations, warranties, covenants, agreements and indemnifications made by the parties shall survive the Closing and shall be deemed to have been relied upon by Buyer and Seller.

13. INDEMNIFICATION

     (a) Indemnification of Buyer by Seller. Subject to the provisions of paragraphs 12, 13(c) and 13(d), Seller shall indemnify and hold Buyer harmless from and against all losses, liabilities, costs and expenses, including reasonable attorneys' fees (including a reasonable estimate of the allocable costs of in-house legal counsel and staff), actually incurred, paid or required under penalty of law to be paid by Buyer, resulting from (i) any breach of any representation, warranty, covenant or agreement made herein by Seller, (ii) any obligation, liability or claim relating to the Excluded Liabilities or (iii) any obligation, liability or claim relating to the Assets or Lithotripter or the performance by Seller under the Management Agreement, to the extent such obligation, liability or claim is based upon acts or omissions occurring on or prior to the Effective Date.

     (b) Indemnification of Seller by Buyer. Subject to the provisions of paragraphs 12, 13(c) and 13(d) Buyer shall indemnify and hold Seller harmless from and against all losses, liabilities, costs and expenses, including reasonable attorneys' fees (including a reasonable estimate of the allocable costs of in-house legal counsel and staff), actually incurred, paid or required under penalty of law to be paid by Seller, resulting from (i) any breach of any representation, warranty, covenant or agreement made herein by Buyer, or (ii) any obligation, liability or claim relating to the Assets or Lithotripter or the performance by Buyer under the Management Agreement, to the extent such obligation, liability or claim is based upon acts or omissions occurring after the Effective Date except for liabilities or claims arising in whole or in part from any act or omission of Seller in the performance of Seller's obligations under the Seller Management Agreement.

     (c) Notification and Settlement of Claims. Notwithstanding the foregoing, neither party shall be required to indemnify the other with respect to any claim unless the party seeking indemnification (the 'Indemnitee') shall within 120 days from the date the Indemnitee received actual knowledge of the claim (or by such earlier date after Indemnitee has received actual knowledge of the claim as may be necessary to avoid material prejudice to the other party), notify the other party (the 'Indemnitor') of such claim (the 'Indemnification Notice'), shall provide the Indemnitor with a copy of such claim or other documents received, and shall otherwise make available to the Indemnitor all relevant information material to the defense of such claim and within the Indemnitee's possession. If the Indemnitor notifies the Indemnitee in writing within ten (10) days after an Indemnification Notice is given to the Indemnitor that the Indemnitee is entitled to indemnification hereunder or defense with respect to such claim (subject, however, to any reservation of rights Indemnitor may have), then the Indemnitor shall have the right by notice given to the Indemnitee within fifteen (15) days after the date of the Indemnification Notice to assume and control the defense thereof, including the employment of counsel selected by the Indemnitor, and the Indemnitor shall pay all expenses of such defense. The Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in (but not control) the defense of such claim, but the fees and expenses of such counsel shall be borne by the Indemnitee unless the employment thereof has been specifically authorized by the Indemnitor in writing. If the Indemnitor shall have failed to assume the defense of any claim in accordance with the provisions of this Paragraph 13(c), then the Indemnitee shall have the absolute right to control the defense of such claim and, if and when it is finally determined that Indemnitee is entitled to indemnification from Indemnitor hereunder, the fees and expenses of Indemnitee's counsel shall be borne by Indemnitor, but the Indemnitor shall be entitled, at its own expense, to participate in (but not control) such defense. The Indemnitor shall have the right to settle or compromise any such claim in its sole and absolute discretion and without consultation with Indemnitee. The Indemnitee shall not settle or compromise the claim without satisfying one of the following conditions (otherwise Indemnitor shall be released from all indemnification obligations hereunder to Indemnitee with respect to such claim):
(i) Indemnitee shall first obtain the written consent of the Indemnitor, (ii) suit shall have been instituted against the Indemnitee and the Indemnitor shall have failed after the lapse of a reasonable time (not to exceed 30 days) after written notice to it of such suit, to take action to defend the same, or (iii) Indemnitor shall have failed to notify Indemnitee in writing of its intention to contest the claim within ninety (90) days after the Indemnification Notice is given by Indemnitee to Indemnitor.

     (d) Certain Time Limitations. Seller shall not be liable for any breach of any representation, warranty, covenant or agreement contained herein or made by Seller under or in connection with this Agreement unless Buyer shall have given written notice to Seller of the basis of its claim within two (2) years of the Closing.

14. TERMINATION

     Any party may at or prior to the time set for Closing terminate this Agreement under the following circumstances:

          (a) Termination Upon Certain Events. If at the time for Closing (i) a bona fide action or proceeding shall be pending against any party wherein an unfavorable judgment, decree or order would prevent or make unlawful the carrying out of the transactions contemplated by this Agreement, or (ii) any governmental agency shall have notified any party to this Agreement that the consummation of the transactions contemplated by this Agreement would constitute a violation of the laws of any jurisdiction and that it has commenced or intends to commence proceedings to restrain the consummation of the transactions contemplated hereunder, and such agency has not withdrawn such notice prior to such termination; provided, however, that, such party shall have a period of thirty (30) days from the entry of any such judgment, decree or order or from the receipt of any such notice, as the case may be, to eliminate such judgment, decree or order or cause such notice to be withdrawn.

          (b) Termination Based upon Conditions. If the conditions of this Agreement to be complied with or performed by the other party at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the party giving notice of termination.

14A. RESTRICTIVE COVENANT

     (a) Restrictive Covenant. Seller agrees that, throughout the term of the Seller Management Agreement as defined in subparagraph 9(b)(iii), and for a period of one (1) year after the date of termination of the Seller Management Agreement, neither Seller nor any parent or subsidiary of Seller, shall, within the counties of Camden, Burlington, Cumberland, Salem or Gloucester in the State of New Jersey or Philadelphia county in the Commonwealth of Pennsylvania, own, manage or operate a lithotripsy center.

     (b) Seller acknowledges that the restrictions contained in subparagraph 14A(a), in view of the nature of the business activities in which Buyer intends to utilize the Assets, are reasonable and necessary in order to protect the legitimate interests of Buyer, and that any violation thereof would result in irreparable injuries to Buyer. Seller therefore acknowledges that, in the event of a breach or threatened breach of the provisions of subparagraph 14A(a) by Seller, Buyer shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Seller from any violation of the foregoing.

     (c) Seller acknowledges that Buyer shall have the broadest possible protection in the trade area set forth above consistent with public policy, and it will not violate the intent of the parties if any court should determine that, consistent with established precedent of the forum state, the public policy of such state requires a more limited restriction in geographical area or duration of the aforesaid covenant not to compete, contained in an appropriate decree.

15. GENERAL PROVISIONS

     (a) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey as applied between residents of that state entering into contracts to be performed wholly within the State of New Jersey.

     (b) Notices. All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered in person, by facsimile, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective
(i) upon receipt if delivered in person or by facsimile, (ii) one business day after having been delivered to an air courier for overnight delivery or (iii) three business days after having been deposited in the mails as certified or registered mail, return receipted requested, all fees prepaid, directed to the parties at the following addresses (or at such other address as shall be given in writing by a party hereto):

If to Seller:                                       MEDIQ Management Services, Inc.
                                                    One MEDIQ Plaza
                                                    Pennsauken, NJ 08110
                                                    Attn: Jo Surpin
                                                          President
If to Buyer:                                        Zurbrugg Memorial Hospital
                                                    218-A Sunset Road
                                                    Willingboro, New Jersey 08046
                                                    Attn: President
In each case with a copy to:                        Alan S. Einhorn, Esquire
                                                    MEDIQ Incorporated
                                                    One MEDIQ Plaza
                                                    Pennsauken, NJ 08110
                                                          and
                                                    Lee W. Doty, Esquire
                                                    Vice President and General Counsel
                                                    Graduate Health Systems
                                                    22nd and Chestnut Streets
                                                    Philadelphia, PA 19103

     (c) Successors and Assigns. The rights under this Agreement shall not be assignable nor the duties delegable by any party without the written consent of the other and nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their permitted successors-in-interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary.

     (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (e) Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     (f) Entirety of Agreement; Amendments. This Agreement (including the Exhibits hereto) and the other documents and instruments specifically provided for in this Agreement contain the entire understanding between the parties concerning the subject matter of this Agreement and such other documents and instruments and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by all of the parties hereto.

     (g) Expenses. Each party shall bear and pay its own costs and expenses relating to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement.

     (h) Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

     (i) Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect. No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. A waiver by one party of the performance of any covenant, condition, representation or warranty of the other party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any covenant, condition, representation or warranty. A waiver by any party of the time for performing any act shall not constitute a waiver of the time for performing any other act or the time for performing an identical act required to be performed at a later time. The exercise of any remedy provided in this Agreement shall not, except as otherwise expressly provided for herein, constitute a waiver of any other remedy provided by law or equity.

     (j) Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions, to the extent enforceable, shall nevertheless be binding and enforceable upon the parties hereto.

     (k) Time of the Essence. Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement. The parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to each party's execution of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                                          MEDIQ Management Services, Inc.
                                                          By: /s/_______________________
                                                              Jo Surpin, President
                                                          Zurbrugg Memorial Hospital
                                                          By: /s/